MADSEN & ASSOCIATES, CPA's INC. Certified Public Accountants and Business Consultants	684 East Vine Street Murray, Utah 84107 Telephone 801-268-2632 Fax 801-262-3978

June 17, 2004

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

To Whom It May Concern:

We have read Item 4 of Form 8-K dated June 17, 2004, of Anscott Industries, Inc. and are in agreement with the statements contained therein. Our audit report expressed a going concern. We have no basis to agree or disagree with other statements of the registrant contained in the Form 8-K.

Very truly yours,

/s/ Madsen & Associates, CPA's Inc.